CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 28, 2023 relating to the financial statements of Eos Energy Enterprises, Inc. (the “Company”), appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2022.

/s/ Deloitte & Touche LLP
New York, NY
June 23, 2023